Exhibit 99.10.3

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, constitutes and appoints Stephen L. Due and Sean P. McGoff, each of them his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him in his name, place and stead to sign any and all Registration Statements (including Registration Statements or an Amendments thereto arising from any reorganization of a Separate Account with any other Separate Account) applicable to Separate Accounts established for funding variable annuity and variable life contracts of American United Life Insurance Company® and any amendments or supplements thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do , as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that said attorneys-in-fact and agents may lawfully or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed.

Date:	April 24, 2019
Signed:	/s/ J. Scott Davison
Printed:	J. Scott Davison

STATE OF INDIANA	)
) SS:
COUNTY OF MARION	)

Before me, Nicole Lyng, a Notary Public in and for said County and State, this 24th day of April, 2019, personally appeared J. Scott Davison, who signed his mark on the foregoing Power of Attorney, and who declared his execution of the foregoing Power of Attorney to be his free and voluntary act and deed for the purposes expressed therein.

Nicole Lyng
Notary Public

My Commission Expires:	May 19, 2024

County of Residence:	Hamilton